Exhibit 99.1

NEURALSTEM (OTC Bulletin Board: NRLS) Receives Notice of Intention to Grant Core Patent From European Patent Office

PR Newswire - January 04, 2007 08:00

ROCKVILLE, Md., Jan 04, 2007 /PRNewswire-FirstCall via COMTEX/ -- Neuralstem, Inc. (OTC Bulletin Board: NRLS), headquartered here, announced that it has received notice from the European Patent Office that it intends to grant European Patent Application No. 97923569.4 Titled: "Isolation, Propagation and Directed Differentiation of Stem Cells From Embryonic and Adult Central Nervous System of Mammals."

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"We are pleased to see that the first of our core technology patents is going to be granted internationally," said Richard Garr, Neuralstem's President & CEO. "This patent, already issued in the United States, covers the basic technology for creating human neural stem cells and also their composition of matter."

"Neuralstem intends to develop and commercialize our products both here at home and abroad. Clearly, having our technology protected in foreign markets is key to that strategy," Garr commented further. "Neuralstem is a second generation stem cell company, built not so much to do basic research and discovery, as to optimize our discovery of neural stem cells, and take them into the clinic and into patients. We believe that our technology answers many of the issues that have held the field back, and makes it possible to build a stem cell company around a true product focus."

About Neuralstem

Neuralstem's patent-protected technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. The Company's technology was invented by founding scientist, Karl Johe, Ph.D. while at the National Institute of Neurological Disease and Stroke, at the National Institutes of Health.

The Company expects that its first Investigational New Drug (IND) application will be for the treatment of Ischemic Spastic Paraplegia, a form of paraplegia that sometimes results from the surgery to repair aortic aneurysms and for which there is no effective treatment. The Company hopes to submit its initial IND application to the FDA and begin its first human trial during calendar year 2007.

Major Central Nervous System diseases targeted by the Company with research programs currently underway include: Ischemic Spastic Paraplegia, Traumatic Spinal Cord Injury, ALS, and Parkinson's Disease. The company has also developed immortalized human neural stem cells for in-vitro use in drug development for the academic and pharmaceutical markets. The company's cells recently extended the life of rats with ALS (Lou Gehrig's disease) in a paper published in the journal TRANSPLANTATION, and were deemed viable for continued work in neurodegenerative spinal conditions. For further information, please visit http://www.neuralstem.com.

This press release contains forward-looking statements. Neuralstem wishes to caution the readers of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, US FDA responses, and responses from other jurisdictions, to various regulatory submissions; SEC responses to various registration submissions; changes in corporate strategy; the need to raise additional capital; the success or failure of other private and public organizations and/or academic and corporate institutions engaged in stem cell research and development, and the market for stem cell research in general. For further information, please review the company's SB-2 filing with the Securities and Exchange Commission, and its 10-Q for the quarter ending September 30, 2006.

SOURCE Neuralstem, Inc.

Company: Richard Garr, President of Neuralstem, Inc., +1-301-366-4960; or Investor
Relations: Ira Weingarten, +1-805-897-1880, Steve Chizzik, +1-908-688-9111, both of
Equity Communications for Neuralstem, Inc.; or Media Contact: Deanne Eagle of Planet
Communications, +1-917-837-5866, for Neuralstem, Inc.
http://www.neuralstem.com